August 13, 2018
PERSONAL & CONFIDENTIAL
Michael E. Seifert
13957 Albar Court
Saratoga, CA 95070
Re:    Employment Terms
Dear Michael:
I am pleased to extend this formal offer of full-time employment to join Resonant Inc. (“Resonant” or the “Company”) as Chief Financial Officer. This is a key position reporting directly to myself, George B. Holmes, Chief Executive Officer. I’m excited to have you joining us! This letter sets out the terms and conditions of your employment with Resonant.
Your first day of employment will be Tuesday, September 4, 2018 (“Start Date”). We will pay you a base salary at an annualized rate of $275,000. Your base salary is payable in accordance with our regular payroll schedule which is currently every two weeks. You will participate in the executive bonus plan, which is payable at the sole discretion of our Board in accordance with the terms of the executive bonus plan. For 2018, you will participate in the Resonant Inc. Incentive Bonus Plan for Fiscal Year 2018, as an Executive Participant thereunder, for the fourth quarter and fiscal year bonus periods.
You are eligible for the Executive Vacation Policy. On your hire date you will receive an accrual of 120 vacation hours. You will not continue to accrue vacation beyond the 120 hours.  You may take vacation at your discretion in accordance with business needs. Recording of vacation will not be required and you will retain the 120 hour accrual until your employment is terminated, at which time the accrual will be paid out. In the best interest of the company and customers, it is essential that you discuss any extended vacations (greater than two weeks) with the CEO prior to scheduling to ensure adequate coverage.

For 2018, at hire, you are eligible to receive sixty-six (66) hours of sick leave (which will be pro-rated further for your partial year of employment). Beginning in 2019, at the beginning of each calendar year, you will be provided with eleven (11) days or eighty-eight hours.

Your place of employment will be based out of the Company’s principal executive offices in Goleta, California, while you maintain your residence in Saratoga, California. You will be required to devote all of your business time, energy, skill, and efforts to faithfully and diligently further the business interests of the Company, except as agreed to by the Company in writing in advance.
You will be entitled to participate in all of our employee benefit plans. These include, among other things, group health insurance and a 401K plan. We match 100% of contributions under our 401K plan up to a maximum of 5% of your base salary. Please note that, as with all companies, we reserve the right to change our employee benefit plans from time to time.

Subject to approval from the Compensation Committee of our Board, we will grant you a restricted stock unit award (the “RSU”) for 150,000 shares of our common stock, which RSU will vest annually in four (4) equal installments with the first installment vesting on December 1, 2018. The RSU award will be subject to your execution of our standard equity award agreement.
Your employment will be on an at-will basis. This means that you will have the right to terminate your employment at any time with or without cause or notice, and the Company will reserve for itself an equal right. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company. Upon any termination of your employment, you will be entitled to receive:
Any base salary earned but unpaid as of your termination or resignation date;
Payment in lieu of any vacation accrued but unused as of the date of your termination or resignation;
Any business expenses incurred but not reimbursed (in accordance with Company policy) as of your termination or resignation date; and
Any amounts or benefits under any Company compensation, incentive, severance, change in control or benefit plans due and owing and/or vested but not paid as of your termination or resignation date (according to the payment provisions of such plans).
Your employment is conditioned on your signing and returning the enclosed copies of our standard Employee Invention, Confidentiality and Non-Solicitation Agreement (the “Invention Agreement”) and Mutual Agreement to Arbitrate Claims (the “Arbitration Agreement”). This Letter, the Invention Agreement and the Arbitration Agreement, as well as the Severance and Change in Control Agreement, and equity incentive plan agreements, will together form the entire agreement with respect to the subject matter hereof and thereof, and these agreements together supersede all prior understandings and agreements, whether written or oral, with respect to such matters. The terms of your employment may only be changed by written agreement, although the Company may from time to time, in its sole discretion, adjust the benefits provided to you and its other employees.

This employment letter is valid for ten (10) business days and will expire if we have not received by that date signed copies of this letter, the Invention Agreement and the Arbitration Agreement.
We look forward to working with you!
Regards,
/s/ George B. Holmes
George B Holmes, CEO
ACCEPTED AND AGREED:

/s/ Michael E. Seifert
Michael E. Seifert

Enclosures (Invention Agreement and Arbitration Agreement)